Exhibit 99.1

TTEC Names Jonathan Lerner as President, TTEC Digital

CX industry expert will accelerate growth through the expansion of TTEC Digital’s cloud-based technology portfolio

DENVER, December 9, 2019 — TTEC Holdings, Inc. (NASDAQ: TTEC), a leading digital global customer experience technology and services company focused on the design, implementation and delivery of transformative solutions for many of the world’s most iconic and disruptive brands, today welcomed Jonathan Lerner as President of TTEC Digital. In this executive leadership role, Mr. Lerner will drive accelerated growth through the expansion of TTEC Digital’s cloud-based technology portfolio, which enables digital transformation for brands around the world.

“What sets TTEC apart is our 37+ years of being a technology enabled CX provider. We are a true disrupter, reshaping the market with digital technology and human expertise to design, build, implement and operate a digital-first customer experience,” said Ken Tuchman, TTEC Chairman and CEO. “Jonathan’s career has been all about successfully leading technology organizations with their go-to-market strategy while consistently delivering on the top and bottom line numbers.  As we move our business to the next phase of growth, we are confident that Jonathan can accelerate that journey.”

Mr. Lerner draws on 20 years of experience in the CX technology space to support TTEC Digital’s growth through innovation and strategic partnerships with market-leading technology leaders. Prior to joining TTEC, Mr. Lerner was Senior Vice President and General Manager for Verint’s largest division, Customer Engagement Solutions. He also served as Executive Vice President of Worldwide Sales for SumTotal Systems, General Manager and Vice President at ACI Worldwide, and spent 10 years leading enterprise sales for SAP America Inc.

TTEC Digital is pioneering new customer connections with its HumanifyTM Enterprise Cloud—delivering a full ecosystem of pre-integrated, industry-leading customer experience applications. Mr. Lerner will oversee the business, leveraging strong partnerships with industry leaders such as Cisco and LivePerson while focusing attention on further innovations and strategic partnerships.

“I am excited by the opportunity to join TTEC and step into a company that is known as a disruptive force in the CX market,” said Mr. Lerner. “We are on a journey to pursue accelerated growth with unique proprietary technology and deep, strategic and differentiated partnerships that deliver industry-leading CX-as-a-Service to the world’s leading brands.”

About TTEC:

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading digital global customer experience (CX) technology and services company focused on the design, implementation and delivery of transformative customer experience, engagement and growth solutions. The Company’s TTEC Digital business provides insight-driven, outcome-based and AI-enabled omnichannel cloud platforms and CX consulting solutions and its TTEC Engage business delivers operational excellence through customer care, acquisition, retention, fraud prevention and detection, and content moderation services. Founded in 1982, the Company’s 48,500 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com.

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Investor Contact Paul Miller +1.303.397.8641	Media Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832